UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 21, 2011

SIGMA LABS, INC.

(Exact name of registrant as specified in its charter)

Nevada	33-2783-S	82-0404220
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3900 Paseo del Sol
Santa Fe, New Mexico 87507

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (505) 438-2576

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01            Entry Into a Material Definitive Agreement

On December 21, 2011, Sigma Labs, Inc., a Nevada corporation (the “Company”), entered into an Exchange Agreement and Plan of Reorganization (the “Acquisition Agreement”), dated as of December 10, 2011, with Richard Lawrence, Allen S. Mason, Gordon Sumner, Jr., Michael M. Thacker and Damon Giovanielli, who constitute all of the stockholders (the "Stockholders") of Sumner Associates, Inc., a New Mexico corporation ("Sumner") and La Mancha Company, a New Mexico corporation ("La Mancha").  The Acquisition Agreement sets forth the terms and conditions pursuant to which the Company proposes to acquire Sumner and La Mancha.  The closing of the acquisition is expected to occur on or about December 31, 2011.

Sumner, based in Santa Fe, New Mexico, provides consulting services to the public sector, especially with regard to emerging technologies and alternative applications of established technologies.  Sumner holds ongoing contracts with government agencies and the appropriate levels of security clearance for those contracts. Sumner's current clients include, but are not limited to, the State Department, the Department of Defense, the Department of Energy, various military services and affiliated agencies, the National Laboratories, and contractors to these organizations.  La Mancha has the same officers, directors and stockholders as Sumner, and is engaged in a similar line of business, except that La Mancha provides consulting services primarily to the private sector.

Pursuant to the Acquisition Agreement, in exchange for all of the issued and outstanding common stock of Sumner and La Mancha, the Company agreed to issue at the closing to the Stockholders an aggregate number of shares of currently authorized but unissued common stock of the Company equal to $300,000 divided by the average closing price of the Company's common stock for the ten trading days ended December 29, 2011; provided however, that the number of shares shall not be less than 25,000,000 or more than 35,000,000.

The Acquisition Agreement also contemplates that (i) the organizational structure of Sumner and La Mancha will be maintained after the closing and the Sumner and La Mancha management and staff who are in place as of the date of the closing (including officers, directors, contractors and employees) will be retained in their positions after the closing for a period of at least two years, except as provided in the Acquisition Agreement, (ii) after the closing, the financial affairs of Sumner and La Mancha will, for at least two years, be managed and executed by their management structure in the same manner as before the closing.  In particular, the directors and officers of Sumner and La Mancha will be entitled to determine compensation for officers, directors and employees of Sumner and La Mancha who provide services to these corporations up to an aggregate maximum of $45,000 per quarter (subject to upward adjustment by the Board of Directors of the Company), provided, however, that the directors and officers of Sumner and La Mancha will not be compensated except on a funds available basis after payment of all operating expenses, and (iii) the employees of Sumner and La Mancha will be eligible to participate, to the extent possible, in any Company benefit plan made available by the Company to all of its employees.

Consummation of the transaction contemplated by the Acquisition Agreement is subject to various, customary closing conditions.  The Acquisition Agreement contains covenants, representations and warranties of the Company and the Stockholders that are customary for transactions of this type.  Prior to entering into the Acquisition Agreement, and other than with respect to the Acquisition Agreement, neither the Company, nor any of the Company’s officers, directors, or affiliates had any material relationship with Sumner, La Mancha or the Stockholders.

A copy of the Acquisition Agreement is attached hereto as Exhibit 10.1, and the foregoing summary of the Acquisition Agreement is qualified by reference to such exhibit.

ITEM 8.01           Other Items

A copy of the press release issued by the Company on December 27, 2011 regarding the pending acquisition of Sumner and La Mancha is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01            Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1	Exchange Agreement and Plan of Reorganization by and among Sigma Labs, Inc. and all Stockholders of Sumner Associates, Inc. and La Mancha Company.

99.1	Sigma Labs, Inc. press release issued December 27, 2011, regarding the pending acquisition of Sumner Associates, Inc. and La Mancha Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2011	SIGMA LABS, INC.

	By:	/s/ Mark Cola
Name: Mark Cola
Title: President